 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vision Marine Technologies Inc.

Montréal, Québec

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated October 14, 2020, relating to the financial statements of Vision Marine Technologies Inc. (formerly known as Riopel Marine Inc.) as of August 31, 2019 and 2018 and for the years ended August 31, 2019 and 2018, which is contained in that prospectus, which is part of Registration Statement No. 333-239777 on Form F-1, as amended.

We also consent to the reference to us under the caption “Experts” in the prospectus.

BDO Canada LLP

Montréal, Québec

November 23, 2020